[GOLDEN TELECOM LOGO]

FOR IMMEDIATE RELEASE

Golden Telecom announces a 44% year-on-year increase in revenues compared to 1Q06 and a 15%
increase in net income (excluding cost of Stock Appreciation Rights1 (“SARs”)

1Q07 versus 1Q06:
44% year-on-year revenue growth
15% decrease in operating income
23% increase (excluding cost of SARs)
33% decrease in net income
15% increase (excluding cost of SARs)

1Q07 versus 4Q06:
2% increase in revenues despite seasonal trend
15% decrease in operating income
14% decrease (excluding cost of SARs)
36% decrease in net income
28% decrease (excluding cost of SARs)

Key corporate events:

- - - - - -	Start of FTTB networks rollout to 15.6m households (“Triple 65 project”)
Signing of a Share Purchase Agreement with owners of Corbina Telecom
Preparation for digital TV broadcasting in Moscow and St. Petersburg
Commercial launch of our WiFi network in Moscow
Signing of a $275 m syndicated loan facility to finance expansion
Approval of SARs conversion into stock options to reduce earnings volatility

MOSCOW, Russia (May 8, 2007) — Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announced its financial and operating results for the first quarter ended March 31, 2007.

Commenting on today’s announcement, Jean-Pierre Vandromme, Chief Executive Officer of Golden Telecom, said, “In the first quarter of 2007, our results were in line with the guidance we gave earlier. Revenues increased 44% compared to the first quarter of 2006. For the second year in the row, despite contrary seasonal trends, we increased our revenues by 2% in the first quarter of the year compared to the fourth quarter of the previous year. Major corporate developments include following:

- - - - -	The Board has approved plans to roll out Fiber to the Building
(“FTTB”) networks in the Top-65 Russian cities with a combined population of 65 million. We plan to enable broadband access and the provision of Triple-play services for 65% of the households in these cities. The networks will cover approximately 15.6
million households with 42.3 million people;
Signing of the Share Purchase Agreement for the acquisition of
Corbina Telecom, which will considerably accelerate the
deployment of FTTB networks combining the resources and
experience of two companies;
Acquisition of licenses and frequencies for Digital Video
Broadcasting Terrestrial (“DVBT”) broadcasting with capacity of
112 channels over 7 frequencies in Moscow and 96 channels over 6 frequencies in St. Petersburg using the MPEG-4 format;
Commercial launch of our WiFi network in Moscow, which is the largest commercial metropolitan WiFi network in Europe. As of today, we have approximately 10,000 paying customers;
Continuous expansion, aimed at increasing presence in largest cities in Russia. Through organic growth and acquisitions we have an established presence in 18 out of the Top-20 cities, with an estimated market share of 15% from 13% reported a year ago.

We continue to execute our strategy with the goal to make Golden Telecom the leading fixed-line communication operator in Russia and the CIS”.

FINANCIAL OVERVIEW

Financial performance and operations

The table below illustrates the consolidated results for the first quarter of 2007 compared to previous periods.

(In Millions, Except Per Share Data)

	1Q07	1Q06	y-o-y	4Q06	q-o-q
Consolidated revenues	$255.7	$178.1	+44%	$250.8	+2%
EBITDA	$52.6	$50.8	+4%	$55.6	-5%
EBITDA Margin	21%	29%	—	22%	-
EBITDA (without costs of SARs)	$65.6	$52.7	+24%	$70.4	-7%
EBITDA Margin (without costs of SARs)	26%	30%	—	28%	-
Operating income	$24.1	$28.2	-15%	$28.4	-15%
Operating margin	9%	16%	—	11%	-
Operating income (without costs of SARs)	$37.1	$30.1	+23%	$43.2	-14%
Operating margin (without costs of SARs)	15%	17%	—	17%	-
Net income	$12.6	$18.8	-33%	$19.8	-36%
Net income per share – basic	$0.34	$0.52	-33%	$0.54	-36%
Net income (without costs of SARs)	$23.5	$20.4	+15%	$32.5	-28%
Net income per share – basic (without costs of SARs)	$0.64	$0.56	+15%	$0.89	-28%

Remarking on the first quarter 2007 results, Boris Svetlichny, Chief Financial Officer, noted, “Excluding the cost of SARs our operating income grew 23% year-on-year, while net income grew 15%. The margins in the first quarter of 2007 were affected by following factors:

•	A switch from the old regulatory framework to the new one in accordance with our new DLD/ILD license. We began utilizing our new Federal Transit Network (“FTN”) bearing operational costs for two network structures while phasing out redundant costs. We expect the cost optimization to take full effect in the second half of 2007;

•	Operating costs related to the deployment of 17 zonal networks. We expect to start generating revenues and cost savings in the second half of 2007;

•	Implementation of new Irrevocable Right of Use (“IRU”) agreements in order to replace existing rented intercity circuits. The transition process requires operation of both lines with additional costs which should disappear once the transition is completed.

We expect margins to improve once these projects have been completed. Our EBITDA for the full year is expected to be in line with the outlook we provided and includes the consolidation of Corbina Telecom which we plan to close in the second quarter of 2007.

The Board has approved the conversion of SARs into stock options to address the volatility in earnings resulting from costs related to equity based compensation. A proposed amendment to Golden Telecom’s Equity Participation Plan to facilitate conversion is included in the proxy statement for the next annual meeting of shareholders scheduled for May 17, 2007.

In January 2007, we signed a $275 million syndicated loan facility to help finance our continued broadband rollout, regional expansion and the acquisitions of Corbina Telecom and Fortland. We drew down $75 million during the first quarter of 2007, bringing our debt-to-equity ratio to 0.1”.

The following table presents our consolidated segment information for our various lines of business.

(In Millions)

Revenues:	1Q07	1Q06	y-o-y	4Q06	q-o-q
Business and Corporate	$147.8	$103.2	+43%	$141.5	+4%
Carrier and Operator	95.8	60.1	+59%	94.4	+1%
Consumer Internet	10.3	12.2	-16%	12.9	-20%
Mobile	1.8	2.6	-31%	2.0	-10%

Total consolidated revenue	$255.7	$178.1	+44%	$250.8	2%

Revenues:	1Q07	1Q06	y-o-y	4Q06	q-o-q
Operating Income:
Business and Corporate	$31.3	$26.2	+19%	$32.9	-5%
Carrier and Operator	5.6	6.3	-11%	6.2	-10%
Consumer Internet	(5.8)	(0.4)	-1550%	(5.6)	-4%
Mobile	(0.4)	0.5	-80%	(0.5)	+20%
Corporate and Eliminations	(6.6)	(4.4)	-50%	(4.6)	-43%

Total consolidated operating income	$24.1	$28.2	-15%	$28.4	-15%

Operating Income (without costs of SARs):
Business and Corporate	$37.3	$26.9	+39%	$37.9	-2%%
Carrier and Operator	7.4	6.5	+14%	9.7	-24%%
Consumer Internet	(5.0)	(0.2)	-2600%	(5.3)	-6%
Mobile	(0.4)	0.5	-80%	(0.5)	+20%
Corporate and Eliminations	(2.2)	(3.6)	+39%	1.5	-146%

Total consolidated operating income (without costs of SARs)	$37.1	$30.1	+23%	$43.2	-14%

Business and Corporate Services

In Business and Corporate Services (“BCS”), the Company’s largest line of business, revenues increased by $44.6 million to $147.8 million in the first quarter of 2007 over the same period last year and increased by $6.3 million over the fourth quarter of 2006. The strong revenue growth in the Company’s BCS line of business is due to several factors, including:

•	Increasing demand for our services driven by the macro-economic situation in Russia, where according to the government officials GDP grew by 7.9% in real terms during the first quarter of 2007;

•	Regional expansion of our corporate customers which creates incremental demand for our services;

•	The slowing of tariff erosion in Russia where the smaller operators without long-distance licenses cannot compete with integrated service providers.

Operating income in BCS increased by $5.1 million from $26.2 million to $31.3 million from the first quarter 2006 to the first quarter 2007, and decreased by $1.6 million from $32.9 million from the fourth quarter 2006 to the first quarter of 2007.

Excluding costs of SARs operating income in BCS increased by $10.4 million from $26.9 million to $37.3 million from the first quarter 2006 to the first quarter 2007, and decreased by $0.6 million from $37.9 million from the fourth to the first quarter of 2007.

Carrier and Operator Services

In the Carrier and Operator Services (“COS”) line of business, the first quarter revenues increased by $35.7 million over the same period last year. When compared to the fourth quarter of 2006, revenue improved by $1.4 million from $94.4 million to $95.8 million.

Utilization of our new long distance license received in December 2006 allowed further increase of our presence. During the first quarter of 2007, 65 new wholesale clients signed contracts for voice transmission services, bringing the total number of clients to 944.

COS operating income in the first quarter of 2007 was $5.6 million, which is $0.7 million less than in the first quarter of 2006 and $0.6 million lower than in the fourth quarter of 2006.

Excluding costs of SARs the operating income of this business unit in the first quarter of 2007 was $7.4 million, which is $0.9 million more than in the first quarter of 2006 and $2.3 million less than in the fourth quarter of 2006.

Consumer Internet

In line with our strategy, we continue to develop our retail broadband offering. After four months of testing the GoldenWiFi network in Moscow was commercially launched in March 2007. As of May 8, 2007 we had approximately 10,000 WiFi customers.

The total operating loss in the first quarter of 2007 was $5.0 million excluding cost of SARs. The performance of this business unit was affected by:

•	$1.8 million in fees for call origination after implementation of the new interconnection rules by the incumbent operators. These rules were introduced by the Russian government in 2005 with many taking effect starting from July 1, 2006. In order to offset the impact of the new costs we have been raising our rates in the areas affected with such cost increases;

•	The start-up costs related to the launch of the broadband networks (WiFi and FTTB).

The Company expects the operating loss to decline in the coming quarters.

Mobile

The Company is embarking on a Fixed-to-Mobile Convergence (“FMC”) strategy in Ukraine. No revenues have been recognized yet, but the Company carries costs which negatively affect operational margins. Management expects revenues from the FMC project to commence in the second half of 2007.

Golden Telecom continues to operate its existing mobile networks in Kiev and Odessa. During the first quarter of 2007, the revenues from our operations were $1.8 million and the operating loss amounted to $0.4 million.

Consolidated revenue by geographic regions

The Company reported impressive consolidated revenue increases in all regions. In the first quarter of 2007, our revenues in Moscow grew by 42% compared to same period last year, by far exceeding the average market growth rate in the city estimated at 15% by independent market researchers. In other regions of Russia and the CIS our revenues grew by 46%. In the first quarter 2007, 38% of total revenues came from outside of Moscow compared to 37% a year ago. The following table summarizes these results:

(In Millions)

Revenue	1Q07	1Q06	y-o-y	4Q06	q-o-q
Moscow	$159.2	$112.1	+42%	$154.0	+3%
Regions	96.5	66.0	+46%	96.8	-
Northwest region of Russia	25.7	16.5	+56%	25.7	-
Other regions of Russia and CIS	47.8	31.8	+50%	47.9	-
Ukraine	23.0	17.7	+30%	23.2	-1%

TOTAL REVENUE	$255.7	$178.1	+44%	$250.8	+2%

Moscow	62%	63%	—	61%	-
Regions	38%	37%	—	39%	-

TOTAL REVENUE	$255.7	$178.1	+44%	$250.8	+2%

Cash and Borrowings

Our cash spent on capital expenditures for the three months ended March 31, 2007 was approximately $44.3 million.

To finance its strategic objectives Golden Telecom signed a $275 million syndicated loan facility with fifteen international lenders. The issue was heavily oversubscribed, allowing the Company to increase the loan facility to $275 million from $200 million, as initially anticipated. The loan provides for an eighteen month commitment for utilization with quarterly repayments beginning twenty-four months after signing. The loan carries interest at the London Inter-Bank Offered Rate (“LIBOR”) plus 1.5% per annum for the first twenty-four months and LIBOR plus 2% per annum thereafter. We drew down $75 million in the first quarter of 2007.

This facility will be used to finance major growth projects. At the same time it will improve Golden Telecom’s capital structure, effectively lowering cost of capital and increasing future returns on equity.

Stock options and SARs

To address the earnings volatility resulting from SARs costs, the Board has approved the conversion of outstanding SARs into stock options and issuance of new stock options as part of the equity-based incentive program for key employees. To facilitate this, a proposed change to the Equity Participation Plan is included in the proxy statement for the annual meeting of shareholders.

Key statistics in the first quarter of 2007

The Company reported an increase in points of presence, customers and contracts in each line of business, except for active cellular subscribers, when comparing first quarter 2007 and fourth quarter 2006 results. The following table summarizes some selected customer statistics:

	1Q06	2Q06	3Q06	4Q06	1Q07
Access Points in Russia and the CIS	278	287	287	289	289
Number of Contracts
Business and Corporate Services	187,956	192,689	228,305	253,133	301,860
Carrier and Operator Services	1,985	2,101	2,281	2,388	2,633
Dial-up Internet access subscribers[3]	444,210	400,721	393,260	401,098	348,508
Active cellular subscribers	49,464	50,602	50,874	48,448	45,473

GOLDEN TELECOM’S BUSINESS OVERVIEW

Golden Telecom’s strategy

In late 2005, Golden Telecom embarked on a new strategy to transform the Company from a B2B niche player into the leading communication services provider in Russia and the CIS. Our strategy is focused on:

1.	Deepening and widening of our corporate customer base in Moscow and St. Petersburg, ensuring seamless provision of top-level services to our corporate customers;

2.	Acceleration of our regional expansion to become a national market player in both corporate and retail market segments;

3.	Becoming a leading provider of broadband access in Russia and the CIS. We plan to construct top-quality alternative ‘last mile’ using FTTB networks, wireless data networks and digital TV broadcasting which will allow provision of ‘Triple-play Plus’ services including internet access, voice services and various TV products.

Business market segment in Moscow

We implemented our strategy successfully. In the first quarter of 2007, in Moscow our focused approach led to a 42% increase in revenue from corporate customers when compared to the first quarter of 2006. We continue to gain market share by offering our customers a superior range of products and services with world class customer support. As a result, in the large corporate business segment (with monthly ARPU of $2,000 and higher) we enjoy a high level of customer loyalty, with a low churn level and an estimated market share in this segment at 43% up from 34% a year ago.

Our business in Moscow also benefits from ongoing regional expansion of our clients who continue to invest in operations outside of Moscow. In helping our customers to establish presence in the regions we not only deepen our client relationships but also capture incremental demand for communication services in Moscow.

We also continue to consolidate alternative operators acquiring relatively small ones such as DirectNet (“3C Russia”) and larger ones such as Corbina Telecom.

Regional expansion

During the first quarter of 2007, the 46% year-on-year growth of the Company’s revenues from markets outside of Moscow demonstrated the effectiveness of our business development strategy. In the first quarter of 2007 regional revenues represented 38% of our total revenues. Organic revenue growth is being fueled by regional expansion of our clients from Moscow and St. Petersburg as well as by pro-active marketing and competitive product offerings to corporate customers in the regions.

By the end of the first quarter, the Company had a technical presence in 295 locations of which 168 are in Russia, 121 in the CIS and 6 in other countries. Presently, Golden Telecom provides commercial services in more than 80 cities including 18 out of the 20 largest Russian cities, which represent approximately half of the total fixed-line telecom market in the country. In 14 of these cities the Company has a market share of 10% or higher. We estimate that our combined market share in the Top-20 cities in Russia is approximately 15%. Wide regional presence is one of our key competitive advantages as no other operator in Russia has the same blend of long distance and local presence.

In line with its expansion strategy, in April 2007 the Company acquired the alternative operator Atel, an alternative operator in Perm for $4.5 million. This transaction established our presence in Perm taking our market share from virtually zero to an estimated 8% on an annualized basis.

Implementation of the broadband access rollout strategy

Broadband rollout is a key component of Golden Telecom’s strategy. The Company has continued to develop its broadband service offerings in 2007 by deploying broadband solutions in major cities of Russia, Ukraine, Uzbekistan and Kazakhstan.

The acquisition of Corbina Telecom is a pivotal step in our broadband strategy. Corbina Telecom continues the construction of its FTTB network which, to date, covers approximately 2.6 million apartments in Moscow, St. Petersburg, Yaroslavl, Tula, Orenburg, and Kaluga. Presently, the network serves approximately 190,000 broadband Internet customers including approximately 75,000 users that subscribed in the first four months of 2007. This compares favorably to approximately 14,000 customers who signed up during the same period of 2006. The incumbent operator in Moscow signed approximately 50,000 subscribers in the first four months of 2007. As a result, Corbina’s broadband market share in Moscow grew to 14% from 3% reported a year ago.

In order to meet the growing demand for broadband, Golden Telecom plans to roll out FTTB networks in the Top-65 cities of Russia with combined population of 65 million people of which an estimated 65% live in high rise apartment blocks. On average, there are 100 to 120 apartments per building with 2.8 people per household. Golden Telecom, jointly with Corbina, possesses all the necessary resources to achieve this major objective.

Golden Telecom provides broadband access to residential customers in the fast growing Moscow broadband market using wireless WiFi technology. The GoldenWiFi network was commercially launched on March 1, 2007 and now has more than 10,000 WiFi customers (visit www.GoldenWiFi.ru – also available in English). In April 2007, Golden Telecom started to offer WiFi access to the FTTB customers of Corbina at a special rate. Bundling of products will help to attract new users, and provide new solutions to existing subscribers. In the future, wireless broadband access will be bundled with other products and services such as VoIP and IPTV expanding the offering to ‘Triple Play Plus.’

The Company has deployed DSL nodes in Moscow, the Moscow region, and in other cities in Russia and the CIS where we acquired or constructed ‘last mile’ using copper cables. As of May 8, 2007, almost 39,000 customers were connected using xDSL to our networks in Russia and in the CIS.

Federal Transit Network

In accordance with existing regulations, in May 2005, Golden Telecom obtained a license to provide domestic and international long distance services. In December 2006, Golden Telecom received the necessary access codes (‘51’ for domestic long distance calls, ‘56’ for international long-distance calls). Customers can use either the ‘Carrier Select’ service or ‘Carrier Pre-Select’ whereby all DLD/ILD calls will be automatically transferred to Golden Telecom’s network.

Golden Telecom launched its services in January 2007, targeting mainly wholesale customers. The next step in the marketing plan is to offer DLD/ILD services to corporate customers not directly connected to the Company’s network. In March 2007, Golden Telecom started offering DLD/ILD services to residential customers in several regions of Russia.

Digital TV broadcasting

Entry into the digital TV broadcasting market is another milestone in Golden Telecom’s development. TV penetration in Russia is estimated at 98% with approximately 48% of all households in Moscow owning 3 or more TV sets. The pay-TV market is still in its infancy with the largest operator having less than 500,000 subscribers. Recently, the Russian government announced a program for a complete switch from analog to digital TV broadcasting by 2014. Digital Video Broadcasting (“DVB”) was chosen as the standard technology.

Through the acquisition of Fortland, Golden Telecom obtained licenses and frequencies for DVB-T broadcasting. With DVB-T it is possible to broadcast 112 channels over 7 frequencies in Moscow and 96 channels over 6 frequencies in St. Petersburg using the MPEG-4 format. The technology also allows encryption of certain channels thus enabling pay-TV services.

DVB is the most cost efficient TV technology. According to market research, there are approximately 10 million TV sets in Moscow alone. The delivery of a single High Definition Television (“HDTV”) channel would require at least 10Mbits bandwidth resulting in a necessary capacity for unicasting at 100 terabit per second levels. The same coverage can be achieved by placing only one DVB-T transmitter on a TV tower.

OUTLOOK FOR 2007

We reiterate our outlook for 2007 with 35-40% revenue growth including revenues of Corbina Telecom which we expect will be consolidated from the second half of 2007 onwards. CAPEX will be approximately 20% of our revenues. Excluding SARs costs we expect the EBITDA to grow by 30-35% in 2007.

Additional financial information regarding Golden Telecom, including non-GAAP to GAAP reconciliation, is contained in Attachments A through G.

EARNINGS CONFERENCE CALL

The Company’s management will discuss its first quarter 2007 results during a conference call on May 8, 2007 at 5:00 pm Moscow time (9:00 am Eastern Daylight Time in the US). For US Callers, please call +1 (866) 254-5941, for International Callers, please call +1 (612) 332-1214.  No access code is needed to call-in for the conference call. Additionally, the call may be accessed via a live webcast at the following URL address http://www.goldentelecom.com/webcast_en.  The slide presentation may be accessed via webcast at the following URL: http://www.visualwebcaster.com/event.asp?id=39622 ).

The conference call replay will be available at (800) 475-6701 for US Callers and +1 (320) 365-3844 for International Callers, and the access code for both US and International callers is 871467.  The conference call replay will be available from May 8, 2007 at 5:45 pm through May 15, 11:59 pm (Eastern Daylight Time in the US).

About Golden Telecom (www.goldentelecom.com)

Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS. The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via leased channels and intercity fiber-optic and satellite-based networks, including approximately 289 combined access points in Russia and other countries of the CIS.

Forward-looking statements

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on our goal to make the Company the leading fixed-line communications operator in Russia and the CIS, our plans on how expect to utilize our syndicated loan facility and the expected benefits, our broadband strategy including WiFi and FTTB rollouts and Triple-play services, our plans to further develop our DLD/ILD service offerings and utilize our long distance license and FTN, our acquisition strategy, including our acquisition of Fortland and potential acquisition of Corbina Telecom, our plans to convert SARs to stock options, our plans for further entry into the Russian television broadcasting market, our regional expansion strategy, macroeconomic factors in the markets in which we operate including market size, financial forecasts, including expected revenue growth, expected capital expenditures, and market share estimates. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that we may not be to develop utilize the syndicated loan facility in the manner we anticipate, and we are not able to develop our broadband strategy or rollout the necessary technologies to support such strategy, including WiFi, FTTB and Triple-play, that we are not able to convert SARs to options, that we are not able to acquire companies as anticipate, that we are not able to realize upon the synergies of acquisitions or integrate the acquired companies well, that we are not able to enter the television broadcasting market in the manner we anticipate, that we are not able develop our regional expansion strategy as we anticipate, that macroeconomic factors in the markets in which we operate change, that our service offering will not be as competitive as those of our competitors, and that our investment strategy does not bring the expected benefits. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s current reports on Form 8-K filed during 2007, and the Company’s annual report on Form 10-K for the year ended December 31, 2006.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the Company has provided information regarding income from continuing operations, EBITDA, operating income, operating margins, net income and net income per share, all without costs associated with SARs, which are non-GAAP financial measures.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company’s financial position and results of operations. Management uses EBITDA as the primary basis to evaluate the performance of each of its reportable segments. Further, management uses EBITDA for planning and forecasting in future periods.

Management believes EBITDA is a meaningful measure of performance as it is commonly utilized by management and by investors to analyze operating performance and entity valuations. Management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure operating performance in our industry.

EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. These non-GAAP measures should not be considered as a substitute for reported results prepared in accordance with GAAP. These non-GAAP financial measures, as determined and presented by the Company, many not be comparable to related or similarly titled measures reported by other companies.

Set forth in the following pages are attachments that reconcile these non-GAAP financial measures, if applicable, to the most directly comparable financial measures calculated and presented in accordance with GAAP.

For additional information please contact:
Investor Relations:	Public Relations:
Alexey Subbotin e-mail: ir@gldn.net	Anna Chin Go Pin e-mail: achin@gldn.net

tel.: +7-501-797-9300 fax: +7-501-797-9331	tel.: +7-501-797-9300 fax: +7-501-797-9332

www.goldentelecom.com

ATTACHMENT A

Golden Telecom, Inc.
Condensed, Consolidated Statements of Operations
(Amounts in millions of US $, except per share data)
(Unaudited)

	Three Months Ended
	3/31/06			3/31/07
Revenues	$178.1	$		255.7
Operating costs and expenses:
Access and network services (excluding	93.4			150.5
depreciation and amortization)
Selling, general and administrative (excluding	33.9			52.6
depreciation and amortization)
Depreciation and amortization	22.6			28.5
Operating Income	28.2			24.1
Other income (expense):
Equity in earnings (losses) of ventures	0.3		(	0.4	)
Foreign currency gain (loss)	0.9			0.3
Interest income (expense), net	0.6		(	1.1	)

Total other income (expense)	1.8		(	1.2	)

Income before income taxes and minority interest	30.0			22.9
Income taxes	9.4			8.9
Minority interest	1.1			1.4

Income before cumulative effect of a change
in accounting principle	19.5			12.6

Cumulative effect of a change in accounting principle,	0.7			-
net of tax
Net Income	$18.8	$		12.6

Basic earnings per share of common stock:
Income before cumulative effect of a change
in accounting principle	$0.54	$		0.34
Cumulative effect of a change in accounting principle	0.02			-

Basic earnings per share	$0.52	$		0.34

Weighted average common shares – basic	36.5			36.7

Diluted earnings per share of common stock:
Income before cumulative effect of a change
in accounting principle	$0.53	$		0.34
Cumulative effect of a change in accounting principle	0.02			-

Diluted earnings per share	$0.51	$		0.34

Weighted-average common shares – diluted	36.7			36.8

Cash dividend per share of common stock	$0.20	$		-

– MORE –

ATTACHMENT B
Golden Telecom, Inc.
Condensed, Consolidated Balance Sheets
(Amounts in millions of US$)
(Unaudited)

	12/31/06	3/31/07
ASSETS
Current assets
Cash and cash equivalents	$18.4	$91.6
Accounts receivable, net	147.7	172.1
VAT receivable	21.5	24.6
Prepaid expenses and other assets	43.8	57.2

Total current assets	231.4	345.5
Property and equipment, net	552.3	582.2
Goodwill	180.5	182.6
Intangible assets, net	116.6	182.9
Restricted cash and other assets	26.4	32.6

TOTAL ASSETS	$1,107.2	$1,325.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$146.1	$194.3
VAT payable	2.7	7.7
Debt maturing within one year and
current capital lease obligations	13.1	6.9
Other current liabilities	26.7	68.2

Total current liabilities	188.6	277.1
Long-term debt and capital lease obligations	1.6	78.5
Other liabilities	68.6	93.7

TOTAL LIABILITIES	258.8	449.3
Minority interest	31.2	46.6
SHAREHOLDERS’ EQUITY
Common stock	0.4	0.4
Additional paid-in capital	675.0	675.5
Retained earnings	66.7	71.1
Accumulated other comprehensive income	75.1	82.9

TOTAL SHAREHOLDERS’ EQUITY	817.2	829.9

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,107.2	$1,325.8

– MORE –

ATTACHMENT C

Golden Telecom, Inc.
Condensed, Consolidated Statements of Cash Flows
(Amounts in millions of US$)
(Unaudited)

	Three Months Ended
		3/31/06				3/31/07
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES		$28.2		$		55.3
INVESTING ACTIVITIES
Purchase of property, equipment and intangible assets	(	38.1	)		(	44.3	)
Acquisitions, net of cash acquired	(	2.9	)			-
Restricted cash		0.3				-
Other investing		1.8			(	2.6	)

NET CASH USED IN INVESTING ACTIVITIES	(	38.9	)		(	46.9	)
FINANCING ACTIVITIES
Cash dividends paid	(	7.3	)			-
Proceeds from debt		—				71.5
Repayment of debt		—			(	7.7	)
Net proceeds from exercise of employee stock options		0.2				0.4
Other financing	(	0.5	)			-

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(	7.6	)			64.2

Effects of exchange rate changes on cash and cash equivalents		0.4				0.6

Net increase (decrease) in cash and cash equivalents	(	17.9	)			73.2
Cash and cash equivalents at beginning of period		67.2				18.4

CASH AND CASH EQUIVALENTS AT END OF PERIOD		$49.3		$		91.6

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ATTACHMENT D

Reconciliation of consolidated EBITDA without cost of SARs to consolidated net income
(Amounts in millions of US $)
(Unaudited)

			Three Months Ended
			3/31/06		12/31/06			3/31/07
EBITDA without cost of SARs			$52.7		$70.4	$			65.6
	Cost of SARs		1.9		14.8				13.0
EBITDA			50.8		55.6				52.6
	Depreciation and amortization		22.6		27.2				28.5
Operating Income			28.2		28.4				24.1
Other income (expense):
	Equity in earnings (losses) of ventures		0.3		0.9		(		0.4	)
	Foreign currency gain (loss)		0.9		—				0.3
	Interest income (expense), net		0.6	(	0.1 )		(		1.1	)
										-
		Total other income	1.8		0.8			(		1.2	)

Income before income taxes and minority
interest			30.0		29.2				22.9

Income taxes			9.4		8.6					8.9
Minority interest			1.1		0.8					1.4

Income before cumulative effect of a change
in accounting principle			19.5		19.8				12.6

Cumulative effect of a change in accounting
principle, net of tax			0.7		—					—

Net Income			$18.8		$19.8	$			12.6
							=

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ATTACHMENT E

Reconciliation of consolidated operating income without cost of SARs to consolidated net income
(Amounts in millions of US $)
(Unaudited)

			Three Months Ended
			3/31/06		12/31/06				3/31/07
Operating income without cost of SARs			$30.1		$43.2		$			37.1
	Cost of SARs		1.9		14.8					13.0
Operating Income			28.2		28.4					24.1

Other income (expense):
	Equity in earnings (losses) of ventures		0.3		0.9			(		0.4	)
	Foreign currency gain (loss)		0.9		—					0.3
	Interest income (expense), net		0.6	(	0.1 )			(		1.1	)
											-
		Total other income	1.8		0.8				(		1.2	)

Income before income taxes and minority
interest			30.0		29.2					22.9

Income taxes			9.4		8.6						8.9
Minority interest			1.1		0.8						1.4

Income before cumulative effect of a change
in accounting principle			19.5		19.8					12.6

Cumulative effect of a change in accounting
principle, net of tax			0.7		—						—

Net Income			$18.8		$19.8	$				12.6

ATTACHMENT F

Reconciliation of consolidated net income without cost of SARs to consolidated net income
(Amounts in millions of US $)
(Unaudited)

	Three Months Ended
	3/31/06	12/31/06		3/31/07
Net Income without cost of SARs	$20.4	$32.5		23.5
Cost of SARs, net of tax	1.6	12.7		10.9
Net Income	$18.8	19.8	$	12.6

– MORE –

ATTACHMENT G

Reconciliation of consolidated net income per share — basic without cost of SARs to consolidated net income per share – basic
(Amounts in US $)
(Unaudited)

	Three Months Ended
	3/31/06	12/31/06		3/31/07
Net Income per share – basic without cost of SARs	$0.56	$0.89		0.64
Cost of SARs, net of tax	0.04	0.35		0.30
Net Income per share – basic	$0.52	0.54	$	0.34

Note (1): The Golden Telecom, Inc. 2005 Stock Appreciation Rights Plan were approved by the Company’s Board of Directors in September 2005. Seventy-five percent of the SARs granted shall be subject to time vesting, twenty-five percent of the SARs granted were subject to performance vesting upon the Company’s common stock achieving a closing trading price of at least $50.00 per share for thirty consecutive days, which occurred in February, 2007. The fair value of each SAR award is estimated at the end of each reporting period using the Monte Carlo simulation-based valuation model. The Company adopted SFAS No. 123R “Accounting for Stock-based Compensation – Revised” as of January 1, 2006 using the modified prospective method in its accounting for SARs and stock options. In accordance with this method, the consolidated financial statements for prior periods have not been restated. The total cost of SARs expense was $16.7 million net of tax, for year ended December 31, 2006, of which $1.6 million was incurred in the first quarter. During the first quarter of 2007, the stock price increased from $46.84 to $55.38 per share resulting in $13.0 million of SARs related costs. In order to decrease volatility of related expense the Board of the Company has approved conversion of SARs into stock options. The necessary changes to the Company’s Equity Participation Plan are included in the proxy statement for the Annual Meeting of Shareholders which will take place in Brussels on May 17, 2007. A reconciliation of all non-GAAP items to the most directly comparable GAAP financial measures is included in this press release as Attachment D through G.

Note (2): This press release presents measures not derived in accordance with generally accepted accounting principles, including EBITDA and EBITDA excluding cost of SARs. Such measures should not be considered substitutes for any measures derived in accordance with generally accepted accounting principles, and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in Attachments D through G.

Note (3): ‘Dial-up Internet subscribers’ is the number of users (or logins) who have logged on to the system during the period in question, regardless of whether they are enabled or disabled at month end. It specifically excludes “on-trial” users, free users and internal users.